LAURUS MASTER FUND, LTD.
c/o Laurus Capital Management, LLC
825 Third Avenue
New York, New York 10022

January 17, 2007

Thomas Equipment, Inc.
Thomas Ventures, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention: David Marks

        Re: Amendment to Security and Purchase Agreement

Ladies and Gentlemen:

Reference is made to (a) the Security and Purchase Agreement dated as of November 9, 2004 (as amended, restated, modified and supplemented from time to time, the “Agreement”) among Thomas Equipment, Inc. (f/k/a Maxim Mortgage Corporation) (“Thomas Equipment”) and Thomas Ventures, Inc. (“Thomas Ventures”) (Thomas Equipment and Thomas Ventures, each a “Company” and collectively, “Companies”) and Laurus Master Fund, Ltd. (“Laurus”) and (b) the Default Notice dated August 17, 2006 (the “Default Notice”) from Laurus to the Companies and certain other parties listed therein. Capitalized terms used herein that are not defined shall have the meanings given to them in the Agreement.

As set forth in the Default Notice, Laurus notified Companies that various Events of Default have occurred and are continuing under the Agreement (the “Existing Defaults”). Companies have requested that Laurus amend the Agreement and, notwithstanding the occurrence and continuance of the Existing Defaults, Laurus is willing to do so on the terms and conditions set forth below.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Subject to satisfaction of the conditions precedent set forth below, the Agreement is hereby amended as follows:

(a) Section 2(d) of the Agreement is hereby amended in its entirety to provide as follows:

“(d) Term Loans.

(i) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus shall make a term loan (the “Closing Date Term Loan”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $6,000,000. The Closing Date Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable in consecutive monthly installments of principal commencing on July 1, 2005 and on the first day of each month thereafter. The first twenty-eight principal installments shall each be in the amount of $206,896 and the twenty-ninth and final installment shall be in an amount equal to the unpaid principal balance of the Closing Date Term Loan plus all accrued and unpaid interest thereon. The Closing Date Term Loan shall be payable in full on the Closing Date Term Loan Maturity Date, together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Closing Date Term Loan shall be evidenced by the Closing Date Secured Convertible Term Note.

(ii) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus shall make a term loan (the “Second Term Loan”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $1,900,000. The Second Term Loan shall be advanced on February 28, 2005 and shall be, with respect to principal, payable in consecutive monthly installments of principal commencing on July 1, 2005 and on the first day of each month thereafter. The first twenty-eight principal installments shall each be in the amount of $65,517 and the twenty-ninth and final installment shall be in an amount equal to the unpaid principal balance of the Second Term Loan plus all accrued and unpaid interest thereon. The Second Term Loan shall be payable in full on the Second Term Loan Maturity Date, together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Second Term Loan shall be evidenced by the Second Secured Convertible Term Note.

(iii) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus shall make a term loan (the “Third Term Loan”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $4,640,000. The Third Term Loan shall be advanced on January 6, 2006 and shall be payable in full together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement, upon the earlier of (A) July 6, 2006 and (B) the consummation of any offering of Thomas Equipment’s Common Stock to a Person other than Laurus (the “Third Term Loan Maturity Date”). The Third Term Loan shall be evidenced by the Third Term Note.

(iv) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus shall make a term loan (the “Fourth Term Loan”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $8,500,000. The Fourth Term Loan shall be advanced on May 12, 2006 and shall be, with respect to principal, payable in consecutive monthly installments of principal in the amounts set forth in the Fourth Term Note commencing on September 1, 2006 and on the first day of each month thereafter. The Fourth Term Loan shall be payable in full on the Fourth Term Loan Maturity Date, together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Fourth Term Loan shall be evidenced by the Fourth Term Note.

(v) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Laurus shall make a term loan (the “Fifth Term Loan” and together with the Closing Date Term Loan, the Second Term Loan, the Third Term Loan and the Fourth Term Loan, each a “Term Loan” and collectively the “Term Loans”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $1,500,000. The Fifth Term Loan shall be advanced on January 17, 2007 and shall be payable in full on the Fifth Term Loan Maturity Date, together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Fifth Term Loan shall be evidenced by the Fifth Term Note.”

(b) Section 13(e) of the Agreement is hereby amended in its entirety to provide as follows:

“(e) Use of Funds. It will use the proceeds of the Loans only to fund the transactions contemplated by the Acquisition Documentation and for Company’s and each Eligible Subsidiary’s working capital purposes. Notwithstanding anything herein to the contrary, Company and each Eligible Subsidiary will use:

(i) the proceeds of the Third Term Loan solely to pay for Company’s, such Eligible Subsidiary’s, Thomas Canada’s and/or Thomas Asia’s (A) outstanding accounts payable owing to their suppliers, (B) the purchase of materials and parts for the assembly of their Inventory and (C) employee gross wages, taxes and benefits in the normal course of their businesses;

(ii) the proceeds of the Fourth Term Loan as follows: (A) $5,336,000 to repay in full the Third Term Loan and (B) $3,164,000 (net of all fees payable by Company and each Eligible Subsidiary in connection with the closing and funding of the Fourth Term Loan) solely to pay for Company’s, such Eligible Subsidiary’s, Thomas Canada’s and/or Thomas Asia’s (x) outstanding accounts payable owing to their suppliers, (y) the purchase of materials and parts for the assembly of their Inventory and (z) employee gross wages, taxes and benefits in the normal course of their businesses; and

(iii) the proceeds of the Fifth Term Loan solely to pay for Thomas Asia’s working capital purposes;

provided, however, the use of the proceeds of any Loan (including, without limitation, the Revolving Loan and Term Loans) shall be approved by the Financial Consultant prior to the use of such proceeds for any purpose including, without limitation, for the purposes described in subsections (i), (ii) and (iii) above (other than for the purposes described in subsection (ii)(A) above and the payment of any fees, expenses and other amounts by Company and any Eligible Subsidiary to Laurus in connection with the Loans). Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(e) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary.”

(c) Section 13(w) of the Agreement is hereby amended in its entirety to provide as follows:

(w) Korean Companies. Each of Company and each Eligible Subsidiary covenants and agrees that it shall cause, or cause its Subsidiaries to cause, each Korean Company (i) on or prior to May 15, 2006, to (A) guaranty all of the Obligations, (B) grant to Laurus a Lien (free and clear of any other Liens other than Liens permitted by Laurus) in all of its assets (real and personal) to secure all of such Korean Company’s obligations and liabilities under its guaranty of the Obligations and (C) execute and deliver to Laurus all such certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel in connection with the requirements set forth in subsections (A) and (B) above and (ii) on or prior to February 1, 2007, to (A) grant to Laurus a perfected Lien (free and clear of any other Liens other than Liens permitted in writing by Laurus) in all of its assets (real and personal), to the extent Laurus does not have an existing valid, enforceable and perfected Lien (free and clear of any other Liens other than Liens permitted in writing by Laurus) on such assets, to secure all of such Korean Company’s obligations and liabilities under its guaranty of the Obligations and (B) execute and deliver to Laurus all such certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel in connection with the requirement set forth in subsection (A) above. Company and each Eligible Subsidiary hereby acknowledge that breach of this Section 13(w) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary.

(d) The following definitions in Annex A to the Agreement are hereby amended in their entirety to provide as follows:

“Initial Term” means (a) with respect to the Revolving Loans, the Closing Date through the Revolving Loan Maturity Date, (b) with respect to the Original Closing Date Term Loan, the Closing Date through the Original Closing Date Maturity Date, (c) with respect to the Second Term Loan, the Closing Date through the Second Term Loan Maturity Date, (d) with respect to the Third Term Loan, the Closing Date through the Third Term Loan Maturity Date, (e) with respect to the Fourth Term Loan, the Closing Date through the Fourth Term Loan Maturity Date and (f) with respect to the Fifth Term Loan Maturity Date, the Closing Date through the Fifth Term Loan Maturity Date, in each case, subject to acceleration at the option of Laurus upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Notes” means each of the Minimum Borrowing Notes, the Revolving Note, the Secured Convertible Term Notes, the Third Term Note, the Fourth Term Note and the Fifth Term Note made by Company and each Eligible Subsidiary in favor of Laurus in connection with the transactions contemplated hereby, as the same may be amended, modified, supplemented and restated from time to time, as applicable.

“Term” means, as applicable, the Initial Term and any applicable renewal term.

“Term Loans” has the meaning set forth in Section 2(d)(v).

“Total Investment Amount” means $39,900,000.

(e) the following definitions are hereby added to Annex A to the Agreement in their appropriate alphabetical order:

“Closing Date Term Loan Maturity Date” means November 9, 2007.

“Fifth Term Loan Maturity Date” means January 17, 2010.

“Fifth Term Note” means the Secured Term Note made by Company and each Eligible Subsidiary in favor of Laurus in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), as the same may be amended, modified, supplemented and restated from time to time.

“Fourth Term Loan Maturity Date” means May 12, 2009.

“Fourth Term Note” means the Secured Term Note made by Company and each Eligible Subsidiary in favor of Laurus in the aggregate principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), as the same may be amended, modified, supplemented and restated from time to time.

“Revolving Loan Maturity Date” means November 9, 2007.

“Second Term Loan Maturity Date” means November 9, 2007.

“Third Term Loan Maturity Date” has the meaning set forth in Section 2(d)(iii).

This letter agreement shall become effective upon satisfaction of the following conditions precedent: Laurus shall have received (i) a management fee for the benefit of Laurus Capital Management, LLC in the amount of $52,500 which fee shall be deducted from the proceeds of the Fifth Term Loan, be fully earned as of the date hereof and shall not be subject to reduction, rebate or proration whatsoever, (ii) a copy of this Amendment executed by Companies, (iii) fully executed originals of all documents instruments and agreements set forth on the transaction checklist attached hereto as Exhibit A and (iv) all such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel, each of which shall be in form and substance satisfactory to Laurus and its counsel.

By their signatures below, each Company acknowledges that (a) the occurrence and continuance of the Existing Defaults entitles Laurus to exercise its rights and remedies under the Agreement, the Ancillary Agreements and applicable law including, without limitation, (i) the right to declare all Obligations due and payable and (ii) the right to enforce and exercise any and all of its rights, remedies, Liens and security interests under the Agreement and the Ancillary Agreements and (b) Laurus’ (i) entering into this letter agreement, (ii) continuing to provide financial accommodations to the Companies and (iii) voluntary forbearance, if any, from exercising any of its rights or remedies is not intended (and should not be construed) as a waiver of the Existing Defaults or Laurus’ rights and remedies with respect thereto, all of which are reserved and preserved by Laurus. Any waiver of any Existing Default shall only be effective if set forth in a written instrument executed and delivered in accordance with the terms of the Agreement.

Nothing contained herein shall (a) limit in any manner whatsoever each Company’s, each guarantor’s and each other Person’s obligation to comply with, and Laurus’ right to insist on such Company’s, such guarantor’s and such other Person’s compliance with, each and every term of the Agreement and the Ancillary Agreements, or (b) constitute a waiver of any Event of Default (including, without limitation, any Existing Default) or any right or remedy available to Laurus, or of any Company’s, any guarantor’s or any other Person’s obligation to pay and perform all of its obligations, in each case whether arising under the Agreement, the Ancillary Agreements, applicable law and/or in equity, all of which rights and remedies howsoever arising are hereby expressly reserved, are not waived and may be exercised by Laurus at any time.

Thomas Equipment acknowledges that it has an affirmative obligation to make prompt public disclosure of material agreements and material amendments to the Agreement and the Ancillary Agreements. It is Thomas Equipment’s determination that, except as shall be set forth in Thomas Equipment’s Form 8-K to be filed no later than two (2) Business Days following the date hereof, a copy of which shall be delivered to Laurus, neither this letter agreement nor the terms and provisions of this letter agreement (collectively, the “Information”) are material. Thomas Equipment has had an opportunity to consult with counsel concerning this determination. Thomas Equipment hereby agrees that Laurus shall not be in violation of any duty to Thomas Equipment or its shareholders, nor shall Laurus be deemed to be misappropriating any information of Thomas Equipment, if Laurus sells shares of common stock of Thomas Equipment, or otherwise engages in transactions with respect to securities of Thomas Equipment, while in possession of the Information.

Except as specifically amended herein, the Agreement and the Ancillary Agreements shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Agreement or any of the Ancillary Agreements. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
Name: David Grin
Title: Fund Manager

CONSENTED AND AGREED TO:

THOMAS EQUIPMENT, INC. (f/k/a Maxim Mortgage Corporation)

By:	/s/ MICHAEL LUTHER
Name: Michael Luther Title: CRO

THOMAS VENTURES, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther Title: CRO

[Signature Page to Amendment to Security and Purchase Agreement]

Exhibit A

Closing Checklist